Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Antigenics Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-40440, 333-40442, 333-50434, 333-69580, 333-106072, 333-115984, 333-143807, 333-143808, 333-151745, 333-160084, 333-160087, and 333-160088), on Form S-3 (Nos. 333-69582, 333-118171, 333-149116, 333-150326, 333-151244, 333-161277, 333-163221, and 333-164481), and on Form S-1 (No. 333-156556) of Antigenics Inc. of our reports dated March 15, 2010, with respect to the consolidated balance sheets of Antigenics Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Antigenics Inc.

Our report dated March 15, 2010 on the consolidated financial statements refers to the retrospective change in method of accounting in 2009 for certain convertible debt instruments that may be settled in cash upon conversion due to the adoption of new accounting requirements issued by the FASB. Additionally, our report dated March 15, 2010 on the consolidated financial statements refers to the change in method of evaluating when adjustment features within contracts are considered to be equity-indexed due to the adoption of new accounting requirements issued by the FASB, as of January 1, 2009.

/s/ KPMG LLP

Boston, Massachusetts

March 15, 2010